SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy  Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HOME SOLUTIONS OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Home Solutions of America, Inc.
5565 Red Bird Center Drive, Suite 150
Dallas, Texas 75237
(214) 623-8446

May 2, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Home Solutions of America, Inc. to be held at 9:00 a.m. on Friday, June 17, 2005, at Home Solutions' corporate headquarters at 5565 Red Bird Center Drive, Suite 150, Dallas, Texas.

At the meeting, you will have the opportunity to hear about Home Solutions' progress in executing its strategy of acquiring and operating specialty residential services companies.  The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting.

It is important that your shares be represented at the meeting, regardless of the number you may hold.  Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as soon as possible.  This will not prevent you from voting your shares in person if you are present.

Sincerely,

/s/ Frank J. Fradella

Frank J. Fradella
Chairman of the Board, President,
  and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Friday, June 17, 2005, at 9:00 a.m.

Corporate Headquarters of
Home Solutions of America, Inc.
5565 Red Bird Center Drive, Suite 150
Dallas, Texas 75237

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of the Stockholders (the "Annual Meeting") of Home Solutions of America, Inc., a Delaware corporation (the "Company"), will be held at the time and place noted above.  At the meeting, we will ask you to:

1.       re-elect our four current directors, Frank J. Fradella, Mark W. White, Michael S. Chadwick, and Willard W. Kimbrell, to serve as directors until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.      ratify the the issuance of shares of the Company's Common Stock in connection with the Company's Cornerstone Transactions (as defined herein), to the extent that any issuance of such shares requires ratification under the rules of the American Stock Exchange;

3.      amend the Company's 2001 Stock Plan to increase the shares of Common Stock available for grant thereunder from 3,000,000 to 4,000,000 shares;

4.      amend the Company's 1998 Stock Option Plan to increase the shares of Common Stock available for grant thereunder from 2,000,000 to 3,500,000 shares;

5.       ratify the appointment of Corbin & Company, LLP as the Company's independent public accountants for 2005; and

6.       vote on any other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 15, 2005, will be entitled to vote at the Annual Meeting or any adjournment of the Annual Meeting. A complete list of these stockholders will be open for the examination of any stockholder of record at the Company's principal executive offices at the address listed above for a period of 10 days prior to the Annual Meeting. The list will also be available for the examination of any stockholder of record present at the Annual Meeting.

Stockholders will need to register at the Annual Meeting in order to attend. If your shares are not registered in your name, you will need to bring proof of your ownership of those shares to the Annual Meeting in order to register. You should ask the broker, bank or other institution that holds your shares to provide you with either a copy of an account statement or a letter that shows your ownership of the Company's Common Stock as of April 15, 2005. Please bring that documentation to the meeting to register.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS.

Your vote is important. To be sure your vote counts and to assure a quorum, please vote, sign, date, and return the enclosed proxy card (or contact your broker to vote your shares if your shares are held in street name) whether or not you plan to attend the Annual Meeting.

By Order of the Board of Directors

/s/ Rick J. O'Brien

Rick J. O'Brien Corporate Secretary and Chief Financial Officer

Dallas, Texas
May 2, 2005

I.  INFORMATION ABOUT VOTING

            Solicitation of Proxies.  The Board of Directors (the "Board") of Home Solutions of America, Inc., a Delaware corporation ("Home Solutions" or the "Company"), is soliciting proxies for use at the 2005 Annual Meeting of Stockholders of Home Solutions and any adjournments of that meeting. Home Solutions first sent this proxy statement, the accompanying form of proxy, and the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004, to its stockholders on or about May 2, 2005.

            Agenda Items.  The agenda for the Annual Meeting is to:

1.        Elect four directors to each serve for a term of one year, or until their successors, if any, are duly elected and qualified;

2.        Ratify the Company's Cornerstone Transactions (as defined herein);

3.       Approve an amendment to the Company's 2001 Stock Plan to increase the shares of Common Stock available for grant thereunder from 3,000,000 to 4,000,000 shares;

4.        Approve an amendment to the Company's 1998 Stock Option Plan to increase the shares of Common Stock available for grant thereunder from 2,000,000 to 3,500,000 shares;

5.         Ratify the appointment of Corbin & Company, LLP as our independent public accountants for 2005; and

6.         Conduct such other business as may properly come before the meeting or any adjournment thereof.

Who Can Vote.  The record date (the "Record Date") was the close of business on April 15, 2005.  If you were a holder of record on the Record Date of Home Solutions' common stock, par value of $0.001 per share ("Common Stock"), you can vote at the Annual Meeting on the election of directors and on the other proposals contained in this Proxy Statement. Holders of Common Stock will have one vote for each share of Common Stock.  As of the close of business on the Record Date, there were 20,923,074 shares of Common Stock outstanding, all of which are entitled to vote. There were also 68 shares of Series A Convertible Preferred Stock, par value $0.001 per share, and 40 shares of Series B Convertible Preferred Stock, par value $0.001 per share, respectively, outstanding on the Record Date, none of which is entitled to vote.

 How to Vote. You may vote in two ways:

1.         You can come to the Annual Meeting and cast your vote there; provided, however, if you hold your shares through a brokerage account, you must request a legal proxy from your brokerage firm in order to vote your shares at the Annual Meeting.

2.          You can vote by signing and returning the enclosed proxy card. If you do, the individuals named on the card will vote your shares in the manner you indicate.

3.           If your shares are held in street name, you can contact your brokerage firm and request your broker to vote your shares through the electronic ADP system-your brokerage firm will know how to do this.

            Use of Proxies. Unless you tell us on the proxy card to vote differently, we plan to vote all shares represented by the signed and returned proxies FOR the Board nominees named herein and FOR Proposals 2-5. We do not now know of any other matters to come before the Annual Meeting. If they do, proxy holders will vote the shares represented by the proxies in their best judgment.

            Revoking a Proxy. You may revoke your proxy at any time before it is exercised.  You can revoke a proxy by:

1.          Sending a written notice of revocation to the Corporate Secretary of Home Solutions;

2.          Delivering a properly executed, later-dated proxy; or

3.          Attending the Annual Meeting and voting in person.

The Quorum Requirement. We need a quorum of stockholders to hold a valid Annual Meeting. A quorum will exist to hold a valid Annual Meeting if the holders of at least a majority in voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting either attend the Annual Meeting in person or are represented by proxy.  Abstentions and broker non-votes are counted as present for the purpose of establishing a quorum.  A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because the broker has not received voting instructions from its customer or does not have the authority to do so.

            Vote Required for Action.  Each of the four directors is elected (Proposal 1) by a plurality vote of the holders of shares of Common Stock present in person or represented by proxy at the meeting.  The ratification of the Cornerstone Transaction (Proposal 2), approval of an amendment to the Company's 2001 Stock Plan (Proposal 3), approval of an amendment to the Company's 1998 Stock Option Plan (Proposal 4), and ratification of Corbin & Company, LLP as Home Solutions' independent public accountants for 2005 (Proposal 5), each requires the affirmative vote of a majority of the voting power represented by the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on such matters, except, with respect to Proposal 2, which only requires an affirmative vote of a majority of votes cast.  Abstentions have the effect of a "no" vote on all matters other than the election of directors or Proposal 2, with respect to which abstentions will have no effect.  Broker non-votes will have no effect on any of the Proposals.

            Generally, any other action coming before the Annual Meeting would require the affirmative vote of a majority of the voting power represented by shares of Common Stock present in person or represented by proxy and entitled to vote on such action at the Annual Meeting.

II. PROPOSALS

1.         ELECTION OF DIRECTORS

            Home Solutions' Board of Directors currently consists of four directors.  The term for Home Solutions' directors is one year, until the next annual meeting of stockholders, or until his or her successor, if any, is duly elected and qualified.  The nominees for director this year are Frank J. Fradella, Mark W. White, Michael S. Chadwick, and Willard W. Kimbrell, each of whom was reelected to the Board at the 2004 annual stockholders' meeting.

            Directors are elected by a plurality of the votes properly cast in person or by proxy.  The four nominees receiving the highest number of affirmative votes will be elected.  Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Board's four nominees.  Each of the nominees has confirmed that he will be able and willing to continue serving as director.  If any nominee is not available, the shares represented by the proxies may be voted at the Annual Meeting for another person nominated by the then-current Board to fill the vacancy. Information about each of the nominees is set forth below:

            Frank J. Fradella, age 49, serves as the Company's Chairman of the Board, President, and Chief Executive Officer.  Mr. Fradella has served as Chairman of the Board since July 2001, and has served as a director since July 2000.  Mr. Fradella was reappointed Chief Executive Officer in September 2003, and President in December 2003, after having served in such positions from July 2000 to March 2003, and during 1997 and 1998.  Mr. Fradella has an extensive background in maintenance, construction, and labor-intensive businesses. He has been Chairman, CEO, and President of two publicly traded companies, and has held executive positions in two others. He has excelled in managing companies whose assets may have been initially under-valued and has performed significant financial turnarounds for these companies. He has also participated in numerous acquisitions that contributed to the companies' financial success.

            Mark W. White, age 65, has served as a director of the Company since January 2003.  Governor White served as the Governor of Texas from 1983-1987, and as the Attorney General of Texas from 1979-1983.  Governor White is an attorney, and is the founder of Geovox Security, Inc.  Governor White received a degree in business administration from Baylor University in 1962 and a law degree from Baylor School of Law in 1965.

            Michael S. Chadwick, age 53, has served as a director of the Company since January 2003.  Mr. Chadwick is a Senior Vice President and Managing Director of Sanders Morris Harris, an investment banking firm based in Houston, Texas, and has been active in the commercial banking and investment banking fields since 1975.  Prior to joining SMH in 1994, Mr. Chadwick was President and Principal of Chadwick, Chambers & Associates, Inc., which he co-founded in 1988.  Mr. Chadwick holds an MBA from Southern Methodist University (1975) and a BA in Economics from the University of Texas at Austin (1974).  Mr. Chadwick also attended the Wharton School of Finance at the University of Pennsylvania (1970-1972).  Mr. Chadwick currently serves as a director of two other public companies:  Landry's Restaurants, Inc. and Blue Dolphin Energy Company.

            Willard W. "Kim" Kimbrell, age 63, has served as a director of the Company since April 2003.  Mr. Kimbrell is the founding partner of Third Coast Architects, a residential and commercial architectural firm based in Houston, Texas. In his role as principal of Third Coast Architects, Mr. Kimbrell has developed strong relationships with numerous highly regarded contractors at the state and national level. Mr. Kimbrell's in-depth knowledge of building economics, coupled with his design capabilities, has earned his firm and him the reputation for completing projects on time and within budget as well as the respect and confidence of his clients.  Mr. Kimbrell graduated from the University of Oklahoma with a Bachelor of Architecture degree, and he is a registered architect in over a dozen states and a licensed interior designer in the state of Texas.

            The Board of Directors recommends a vote FOR the election of Frank J. Fradella, Mark W. White, Michael S. Chadwick, and Willard W. Kimbrell as directors of the Company.

2.         RATIFICATION OF CORNERSTONE TRANSACTIONS
            (Dollars and Shares in Thousands, Except Per Share Data)

            Description of Cornerstone Acquisition

The following description of the Company's acquisition of Cornerstone (defined below) is substantially the same disclosure that was reported by the Company in a Current Report on Form 8-K that the Company filed on April 6, 2005:

On March 31, 2005, Home Solutions of America, Inc., a Delaware corporation (the "Company"), consummated the acquisition of 100% of Cornerstone Building and Remodeling, Inc., a Florida corporation ("Cornerstone").  The acquisition of Cornerstone was structured as the merger (the "Merger") of Cornerstone into a wholly-owned subsidiary of the Company (the "Acquisition Subsidiary"), pursuant to a Reorganization Agreement and Plan of Merger dated February 28, 2005, as amended on March 30, 2005, which was effective as of January 3, 2005 (the "Merger Agreement").  Immediately following the Merger, the name of the Acquisition Subsidiary was changed to "Cornerstone Building and Remodeling, Inc."  Cornerstone, which has headquarters in Fort Myers, Florida, near the headquarters of the Company's Southern Exposure subsidiaries, is engaged in the business of installing custom marble and granite countertops for residential customers.

The Company paid Anthony Leeber, Jr., the individual who was the sole stockholder of Cornerstone prior to the Merger (the "Seller"), the following consideration for his interest in Cornerstone:  (i) $1,700 cash, (ii) an unsecured promissory note of Cornerstone (guaranteed by the Company) in the original principal amount of $2,000 (the "First Note"), convertible into the Company's common stock , $.001 par value per share ("Common Stock"), at a conversion price of $1.65 per share, bearing interest at 7.0% per annum, with interest paid quarterly and principal paid in a single installment on March 31, 2010, (iii) an unsecured promissory note of Cornerstone (guaranteed by the Company) in the original principal amount of $2,300 (the "Second Note"), bearing interest at 7.0% per annum, with interest and principal payable in a single installment on April 29, 2005 (the Company has the right to extend such maturity date for 30-day periods under certain circumstances), and, if the Second Note remains unpaid on September 26, 2005, the Seller has the right to convert the Second Note into additional principal under the First Note, which has the conversion feature discussed above, and (iv) 2,471 shares of Common Stock (the "Shares"), valued at $1.70 per share.  The Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered for sale or sold absent registration under the Act or an applicable exemption from the registration requirements of the Act.  The Company granted the Seller certain resale registration rights in connection with the issuance of the Shares.

The Merger Agreement contains certain purchase price adjustment provisions whereby the purchase price for Cornerstone would be reduced in the event that Cornerstone's financial statements, as audited by the Company's auditors immediately following the closing of the Merger, fail to meet certain financial thresholds.  The Seller could receive earn-out payments, payable in cash or Common Stock, at the Company's option, for calendar years 2005, 2006, and 2007, if Cornerstone's EBITDA exceeds $2,400 in any of those years.  The Seller will continue to manage Cornerstone pursuant to an employment agreement with Cornerstone.

In addition to the consideration paid to the Seller in the Merger, the Company injected $2,200 of working capital into Cornerstone upon the closing of the Merger.  The cash portion of the Merger and the working capital infusion were financed through $4,000 of mezzanine financing (the "Financing") received by the Company from Petra Mezzanine Fund, L.P., based in Nashville, Tennessee ("Petra").  The Financing was based upon the following terms: (i) Petra's promissory note (the "Petra Note") accrues interest at 12.0% per annum, which will be due quarterly, (ii) the $4,000 of principal under the Petra Note will be due in a single installment on March 31, 2010, (iii) Petra received a warrant to purchase 533 shares of Common Stock at an exercise of $.01 per share, exercisable at any time until March 31, 2012, and (iv) Petra received a second-lien security interest in all of the assets of the Company, Cornerstone, and P.W. Stephens, Inc., another wholly-owned subsidiary of the Company.

                        Simultaneously with the closing of the Merger, and as a condition to the Merger, Cornerstone entered into an Exclusive Supply Agreement (the "Supply Agreement") with Cornerstone Granite & Marble Wholesale, Inc. (the "Supplier"), an affiliate of the Seller, whereby Cornerstone committed to purchase its marble and granite inventory exclusively from the Supplier for the next twenty years, and the Supplier committed to provide Cornerstone with pricing based on the Supplier's direct costs plus 20%, or such lower price that the Supplier offers any other customer.  In connection with the execution of the Supply Agreement, the Company issued 1,000 shares of Common Stock to a consultant that was involved with the structuring, negotiation, and finalization of the Supply Agreement.  In addition, the Company issued 350 shares of Common Stock to another advisor for its assistance with the Merger and the Financing.

In addition to the disclosures contained in, and exhibits attached to, the Company's Form 8-K that was filed on April 6, 2005, the Company will file, prior to the Annual Meeting, the audited financial statements of Cornerstone under cover of Form 8-K/A.  Stockholders are encouraged to review the Form 8-K and Form 8-K/A prior to the Annual Meeting for a full description of the Cornerstone acquisition and related transactions.

            Why Shareholder Approval is Requested by the Company

            The Company's Common Stock is listed on the American Stock Exchange (the "AMEX").  Under Section 712 of the American Stock Exchange Company Guide, stockholder approval is required as a prerequisite to approval of applications to list additional shares to be issued as sole or partial consideration for an acquisition of the stock or assets of another company where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common stock of 20% or more.  Because virtually all of the proceeds from the Financing ($3,900 out of $4,000 raised) were used in connection with the acquisition of Cornerstone, and an aggregate of 1,350 shares of Common Stock were issued to two consultants in connection with the acquisition of Cornerstone, the AMEX could take the position that the Merger, the Financing, and the issuance of Common Stock to the consultants (collectively, the "Cornerstone Transactions") constitute one transaction for purposes of applying the 20% threshold under Section 712.  If the AMEX aggregated the Cornerstone Transactions, the number of shares of Common Stock that could ultimately be issued pursuant to the Cornerstone Transactions (an aggregate of up to 6,033 shares of Common Stock, including 1,000 shares of Common Stock underlying warrants issued in the Financing with an exercise price of $.01 per share, and assuming conversion of the First Note but not the Second Note) would exceed 20% of the Company's outstanding shares of Common Stock prior to the consummation of the Cornerstone Transactions.  Therefore, although approval of the Company's stockholders was not required under Delaware law to consummate any component of the Cornerstone Transactions, approval of the Company's stockholders could be required by the AMEX in order to list any or all of the shares of Common Stock issued or issuable in the Cornerstone Transactions on the AMEX.  Therefore, the Company's stockholders are requested to ratify the Cornerstone Transactions and the issuance of all shares of Common Stock issued or issuable pursuant to the Cornerstone Transactions.

The Board of Directors recommends a vote FOR the ratification of the Cornerstone Transactions.

3.         AMENDMENT TO 2001 STOCK PLAN
    (Dollars and Shares in Thousands, Except Per Share Data)

The Board has recommended that the stockholders approve an amendment to the Company's 2001 Stock Plan (the "2001 Plan") in order to increase the number of shares of Common Stock that may be granted under the 2001 Plan from 3,000 to 4,000.  The Company currently has 117 shares of Common Stock available for grant under the 2001 Plan, and the Board believes that additional shares will allow the Company to continue using awards of stock options and restricted stock to motivate key employees, directors, and consultants, and to align the interests of such persons with the interests of the Company's stockholders.

The Board of Directors recommends a vote FOR the amendment to the Company's 2001 Stock Plan.

4.         AMENDMENT TO 1998 STOCK OPTION PLAN
    (Dollars and Shares in Thousands, Except Per Share Data)

The Board has recommended that the stockholders approve an amendment to the Company's 1998 Stock Option Plan (the "1998 Plan") in order to increase the number of shares of Common Stock that may be granted under the 1998 Plan from 2,000 to 3,500.  The Company currently has 343 shares of Common Stock available for grant under the 1998 Plan, and the Board believes that additional shares will allow the Company to continue using awards of stock options to motivate key employees, directors, and consultants, and to align the interests of such persons with the interests of the Company's stockholders.

The Board of Directors recommends a vote FOR the amendment to the Company's 1998 Stock Option Plan.

5.         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
            (Dollars and Shares in Thousands, Except Per Share Data)

The Board has recommended that Corbin & Company, LLP ("C&C") continue to serve as Home Solutions' independent public accountants for 2005. C&C has served as Home Solutions' independent public accountants for each of the last three years.  A representative of C&C is not expected to attend the Annual Meeting.

C&C Fees. The approximate aggregate fees, including out-of-pocket expenses, billed for professional services rendered by C&C during 2004 and 2003 were as follows (dollars in thousands):

		Audit Related
	Audit Fees(1)	Fees(2)	Tax Fees	All Other Fees(3)

2004	$145	$12	$5	$15
2003	$121	$54	$22	$14

____________

(1)    For the audit of the Company's consolidated financial statements as of and for the applicable year, and the review of the Company's quarterly reports on Form 10-QSB during the applicable quarters for 2004 and 2003.  For 2003, also includes the stand-alone audit of the Southern Exposure Companies, a material acquisition made by the Company effective December 31, 2003.

(2)    For 2003, amount includes the stand-alone audits of the SE Companies, a material acquisition made by the Company effective December 31, 2003.  For 2004, amount relates to fees charged for discussions with management related to a potential acquisition, which was subsequently abandoned.

(3)    For registration statements on Form S-3 that were filed in March 2004 and June 2003, respectively, and miscellaneous consultation on accounting matters.

            The Board of Directors recommends a vote FOR ratification of the appointment of Corbin & Company, LLP as the Company's independent public accountants for the year 2005.

III.  INFORMATION ABOUT THE COMPANY'S BOARD OF DIRECTORS
        (Dollars and Shares in Thousands, Except Per Share Data)

            Directors are elected at each annual meeting of stockholders, although vacancies resulting from resignation, removal, death, or an increase in the size of the Board between annual meetings may be filled by the remaining members of the Board.  Directors hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

            The background of each of the four nominees for director is presented under Section II above.  All of the nominees other than Frank J. Fradella were initially appointed to the Board during early 2003, and all of the nominees were elected to one-year terms at the 2004 annual meeting of stockholders.  The Board met twice during 2004, with all four directors in attendance at each meeting, and the Board also approved several matters by unanimous written consent during 2004. The Board of Directors does not have a nominating committee, as it is the view of the Board that all four Board members should be involved in nominating individuals to serve on the Company's Board of Directors.

            Audit Committee.  In January 2003, upon increasing the size of the Company's Board, the Board formed an audit committee. The Audit Committee oversees Home Solutions's corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on Home Solutions' engagement team as required by law; reviews the financial statements to be included in Home Solutions's annual report on Form 10-KSB; and discusses with management and the independent auditors the results of the annual audit and the results of Home Solutions' quarterly financial statements. Two directors comprise the Audit Committee: Messrs. Chadwick (Chairman) and Kimbrell. Both members of Home Solutions' Audit Committee are independent (as independence is currently defined under the American Stock Exchange's listing standards).  The Audit Committee adopted a written Audit Committee Charter in 2003, a copy of which was attached as an exhibit to the Company's 2003 proxy statement.  The Audit Committee held no formal meetings during 2004, but committee members discussed the financial statements of the Company with the Chief Financial Officer at regular intervals, and the Audit Committee approved several matters by unanimous written consent during 2004.  The Board has determined that Mr. Chadwick qualifies as an "audit committee financial expert" under the Sarbanes-Oxley Act of 2002 and applicable SEC and AMEX regulations.

            Compensation Committee.  Two directors comprise the Compensation Committee:  Messrs. White (Chairman) and Fradella.  Mr. Fradella does not participate in any Compensation Committee actions affecting his compensation.  The Compensation Committee held no formal meetings during 2004, but it was involved with structuring and recommending several executive employment packages to the Board during the year.

Compensation of Directors.  The Company does not pay directors' fees to its Board members, but does provide transportation, lodging and reimbursement of all reasonable expenses for attending Board meetings.  Also, directors are eligible for certain awards under the Company's 2001 Stock Plan and 1998 Stock Option Plan, which are granted to directors from time-to-time at the discretion of the Board.  Options to purchase 100 shares of the Company's common stock were granted to each of Messrs. White, Chadwick, and Kimbrell upon his appointment to the Board.  Such options vest in one-third increments over a three-year period.  In December 2004, each of the four Board members was granted stock options to purchase 150 shares of Common Stock, at an exercise price of $1.42, which options were fully vested at the time of grant.

IV.  EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is certain information relating to the current executive officers of the Company.  Executive officers of the Company are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

Name	Age	Current Positions with the Company

Frank J. Fradella...........	49	President, Chief Executive Officer, and Chairman of the Board
Rick J. O'Brien.............	40	Senior Vice President, Chief Financial Officer, and Secretary
Dale W. Mars................	57

Vice President, and President of Southern Exposure Holdings, Inc., the Company's wholly-owned subsidiary, and each of its two subsidiaries, Southern Exposure Unlimited of Florida, Inc. and S.E. Tops of Florida, Inc.

                Mr. Fradella's background is set forth under Section II above.

Rick J. O'Brien currently serves as the Company's Senior Vice President, Chief Financial Officer, and Secretary.  Mr. O'Brien served as Vice President of the Company from July 31, 2003, the date that the Company acquired Fiber-Seal Systems, L.P. ("Fiber-Seal"), now a wholly owned subsidiary of the Company, until December 2003, at which time he was appointed to his current positions.  Mr. O'Brien has served as President of Fiber-Seal since 2002, and had a controlling interest in Fiber-Seal  until its sale to the Company.  From 1995 to 2003, Mr. O'Brien owned and operated Amherst-Merritt International, and oversaw the operations of its two business lines:  a computer accessory manufacturer and an office products distributor.   Mr. O'Brien obtained a Bachelor of Arts degree from Vanderbilt University in 1986, and an MBA from Rice University in 1991.

Dale W. Mars currently serves as the Company's Vice President, and the President of Southern Exposure Holdings, Inc., the Company's wholly-owned subsidiary, and each of its two subsidiaries, Southern Exposure Unlimited of Florida, Inc. and S.E. Tops of Florida, Inc. (together, the "Southern Exposure Companies").  Mr. Mars has served in these positions since February 6, 2004, the date that the Company acquired the Southern Exposure Companies from Mr. Mars.  Prior to such acquisition, Mr. Mars owned and operated the Southern Exposure Companies since 1990.  Mr. Mars received a Bachelor of Science in Business Administration degree from Michigan Technological University in 1970.

V.         SECURITY OWNERSHIP OF THE COMPANY
             (Dollars and Shares in Thousands, Except Per Share Data)

Management Ownership

            The table below shows the beneficial ownership, as of the Record Date, of Common Stock by each of the directors and the Named Executive Officers (defined below under the heading Summary Compensation Table in Section VI) of Home Solutions and all directors and Named Executive Officers as a group. In addition to the 20,923 shares of Common Stock outstanding on the Record Date, this table also gives effect to shares that may be acquired pursuant to options, warrants or convertible securities within 60 days after such date. The principal business address of each person in this table is c/o Home Solutions of America, Inc., 5565 Red Bird Center Drive, Suite 150, Dallas, Texas 75237.

	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Executive Officers and Directors

Frank J. Fradella, Chairman, CEO.	901(1)	4.1%
Rick J. O'Brien, CFO......	806(2)	3.8%
Dale W. Mars, Vice President..	1,371(3)	6.5%
Mark W. White, Director................	217(4)	1.0%
Michael S. Chadwick, Director.......	217(4)	1.0%
Willard W. Kimbrell, Director........	219(4)	1.0%
All directors and executive officers
as a group (six persons)...............	3,730(1)(2)(3)(4)	16.3%

______________

(1)     Includes 817 shares that Mr. Fradella could acquire through the exercise of certain vested stock options and restricted stock purchase rights.

(2)      Includes 300 shares that are owned by an entity affiliated with Mr. O'Brien, 250 shares that such entity could acquire through the exercise of certain fully vested warrants, and 250 shares that Mr. O'Brien could acquire through the exercise of certain vested stock options.

(3)     Consists of 1,337 shares owned by the Dale W. Mars Trust Dated 7-16-97, and 33 shares that Mr. Mars could acquire through the exercise of certain vested stock options.

(4)     Messrs. White, Chadwick and Kimbrell each have been awarded stock options to purchase 250 shares of Common Stock.  As of this date, stock options to purchase 217 shares of Common Stock have vested for each of these directors.

Other Security Ownership

            The following table sets forth, as of the Record Date, those stockholders of Home Solutions who, according to these stockholders' Schedule 13D or 13G filings, own beneficially in excess of 5% of Home Solutions' Common Stock (other than any applicable officers or directors set forth in the table above):

	Number of Shares	Percentage of Class
Beneficial Owner	Beneficially Owned	Beneficially Owned

Anthony Leeber, Jr.(1)........	3,683(2)	16.6%
Tyrrell L. Garth(3)........	1,527	7.3%
Robert Ladd, Laddcap Value Associates LLC,
Laddcap Value Partners(4).....	1,091(5)	5.0%

                ______________

(1)      Mr. Leeber's principal business address is c/o Cornerstone Building and Remodeling, Inc., 5642 Enterprise Parkway, Ft. Myers, Florida 33905.

(2)      Includes 1,212 shares that Mr. Leeber could acquire through the conversion of a $2,000 note issued by Cornerstone, which is convertible at a conversion price of $1.65 per share.

(3)       Mr. Garth's principal business address is c/o Cheyenne Capital, 7350 Phelan Boulevard, Beaumont, Texas 77706.

(4)       Mr. Ladd's principal business address is c/o Laddcap Value Partners L.P., 650 Fifth Avenue Suite 600 New York, NY 10019.

(5)      Includes 500 shares that Mr. Ladd or his affiliates could acquire through the conversion of $625 of the Company's Series A Convertible Preferred Stock, par value $0.001 per share, which is convertible into Common Stock at a conversion price of $1.25 per share, and 500 shares that could be acquired through the exercise of certain warrants issued in connection with the offering of the Series A Convertible Preferred Stock.

The following table provides information regarding securities authorized for issuance under equity compensation plans, as of December 31, 2004, concerning compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

	(a)	(b)	(c)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans
approved by security holders	4,456,688	$1.58	460,412

Equity compensation plans
not approved by security
Holders	5,141,319	$1.74	--

Total	9,598,007	$1.66	460,412

For a complete description of the Company's equity compensation plans, please refer to Note 9 of the Company's audited consolidated financial statements as of December 31, 2004 included in its annual report on Form 10-KSB for the year ended December 31, 2004.

VI.  EXECUTIVE COMPENSATION
       (Dollars and Shares in Thousands, Except Per Share Data)

Summary Compensation Table

            The following table sets forth the cash and non-cash compensation paid by or incurred on behalf of Home Solutions to its Chief Executive Officer and certain other most highly paid executive officers for 2004, 2003  and 2002 (excluding executive officers whose salary and bonus did not exceed $100) (together, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Number of Securities Underlying Options (#)(1)	All Other Compensation

Frank J. Fradella	2004	$246	$163	1,400	-
(Chairman/CEO)	2003	$100	$6	-	$63(2)
	2002	$200	-	-	$1(3)

Rick J. O'Brien(4)	2004	$150	-	-	-
(CFO/Secretary)	2003	$ 25	-	500	-
	2002	-	-	-	-

Dale W. Mars(5)	2004	$200	-	100	-

_____________

1) For purposes of the tables set forth in this Section VI, restricted stock purchase rights, which function substantially the same as stock options, will be included with stock options.

(2) Of this amount, $3 consists of an automobile allowance paid to Mr. Fradella, and $60 represents consulting fees during the period of time in 2003 (March through September) that Mr. Fradella was a non-employee consultant to the Company.

(3) Consists of an automobile allowance paid to Mr. Fradella.

(4) Mr. O'Brien joined Home Solutions in August 2003 with the FSS acquisition and currently serves as CFO and Secretary.

(5) Mr. Mars joined Home Solutions in February 2004 with the acquisition of the Southern Exposure Companies, and he currently serves as the Company's Vice President, and the President of Southern Exposure Holdings, Inc., the Company's wholly-owned subsidiary, and each of the Southern Exposure Companies.

Option Grants in 2004

            The following table provides details regarding stock options granted in 2004 to the Named Executive Officers:

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2003	Exercise Price per Share	Expiration Date

Frank J. Fradella
(granted 1/27/04) (granted 12/20/04) (granted 12/20/04)	500 750 150	32% 48% 9%	$1.80 $1.50 - $2.00 $1.42	1/27/09 9/17/09 12/13/09
Rick J. O'Brien	-	-	-	-

Dale W. Mars	100	6%	$2.00	2/6/09

Aggregated Option Exercises in 2004 and Year-End Option Values

            The following table details the December 31, 2004 year-end estimated value of unexercised stock options of each of the Named Executive Officers:

			Number of Securities Underlying Unexercised Options at Year-End: Exercisable Unexercisable		Value of Unexercised In-the-Money Options at Year-End(1): Exercisable Unexercisable
Name	Number of Shares Acquired on Exercise (#)	Value Realized($)

Frank J. Fradella	0	0	650	1,250	$183(2)	$18
Rick J. O'Brien	0	0	201	299	$12(3)	-
Dale W. Mars	0	0	33	67	-(4)	-

_______________

(1)    The estimated value of unexercised in-the-money stock options held at the end of 2004 assumes a per-share fair market value of $1.57 (the closing trading price of the Common Stock on December 31, 2004).

(2)    The value of Mr. Fradella's stock options was calculated using a  per share exercise price of $1.25 for 500 vested stock options, $1.42 for 150 vested stock options, and $1.50 for 250 unexercisable stock options. Mr. Fradella's remaining exercisable (167) and unexercisable (833) stock options were excluded as their exercise prices ($1.75 - $2.00) were not in the money at the end of 2004.

(3)    The value of Mr. O'Brien's stock options was calculated using a per share price of $1.50 for 167 of Mr. O'Brien's exercisable stock options, and Mr. O'Brien's remaining exercisable (34) and unexercisable (299) options are excluded as their exercise prices ($1.75 or $2.00) were not in the money at the end of 2004.

(4)     Mr. Mars' 100 options are excluded because their exercise price ($2.00) was not in the money at the end of 2004.

Employment Agreements and Termination of Employment/Change-in-Control Arrangements

Agreements with Frank J. Fradella

            In connection with his resignation as President/CEO (he remained Chairman of the Board), the Company and Frank J. Fradella entered into a consulting agreement as of March 15, 2003, which replaced his then-existing employment agreement.  The consulting agreement had a term of three years, and provided for a monthly fee of $10, $60 of which was accrued in 2003 and paid in early 2004.  In connection with the execution of his consulting agreement, the Company fully vested Mr. Fradella's 500 stock purchase rights and 250 stock options.  From the date of his reappointment as Chief Executive Officer and President in September 2003 through most of 2004, Mr. Fradella served in such positions without an employment agreement, at an annual salary of $200. On January 27, 2004, Mr. Fradella was granted 500 stock options with an exercise price of $1.80, which vest annually in one-third increments over a three-year period, but would immediately vest if a change of control occurred or the Company's market capitalization was equal to or greater than $40,000 for at least 20 consecutive trading days.  In December 2004, Mr. Fradella was granted 150 stock options, fully vested, at $1.42 per share, along with each of the other three members of the Board.  In December 2004, Mr. Fradella was granted 750 stock options vesting in one-third increments over a three-year period, but would immediately vest if a 50.1% of the Company's assets or voting control changes hands in a transaction in which the Company's common stock is valued at $2.50 per share or more.  The exercise prices of these 750 stock options are as follows:  the first 250 of these stock options are exercisable at $1.50 per share, the second 250 stock options are exercisable at $1.75, and the remaining 250 stock options are exercisable at $2.00 per share.

            In December 2004, the Company and Mr. Fradella entered into an Executive Employment Agreement (the "Fradella Agreement").  The Fradella Agreement has a three-year term, which is automatically extended each year for another year on the anniversary date of the Fradella Agreement, unless either party gives notice of its or his desire to not extend the Fradella Agreement prior to such anniversary date.  The Fradella Agreement provides for a salary of $250 per year, a $3,000 key-man life insurance policy (50% of the proceeds from such policy would be paid to Mr. Fradella's beneficiary, and 50% would be paid to the Company as beneficiary), an annual bonus pool in an amount not less than 5% of the Company's EBITDA that Mr. Fradella can disburse among the Company's management team in his discretion, and a company sale bonus that would be paid to Mr. Fradella (ranging from 0%-15% of the purchase premium) based on any premium in excess of the then-current market value of the Company's Common Stock that would be realized in the event that over 50% of the Company's voting control or assets change hands.  If Mr. Fradella is terminated without Cause, as defined in the Fradella Agreement, (i) Mr. Fradella would receive his salary and benefits for the remainder of the term, (ii) all stock options previously granted to Mr. Fradella would immediately vest, and be amended, if necessary, to include a cashless exercise provision, and (iii) upon Mr. Fradella's request, the Company would be required to register all shares of Common Stock that were issued or issuable to Mr. Fradella at such time, to the extent such shares were not already registered.  Mr. Fradella is bound by a non-compete agreement for the term of the Fradella Agreement and for so long after its termination that Mr. Fradella receives severance compensation from the Company.  In connection with the execution of the Fradella Agreement, in September 2004, the Company issued 85 shares of Common Stock, valued at $113, and paid $50 cash to Mr. Fradella, as a special bonus.  Also, in December 2004, the Board amended a stock option agreement (250 shares, exercise price of $.65 per share, fully vested, granted in late 2000) with Mr. Fradella, whereby making the stock option agreement assignable, and Mr. Fradella subsequently assigned the stock option agreement to a trust for the benefit of his children.

Agreements with Rick J. O'Brien

            Upon the acquisition of Fiber-Seal in July 2003, the Company entered into a three-year employment agreement with Rick J. O'Brien (the "O'Brien Agreement"), pursuant to which Mr. O'Brien has served as President of Fiber-Seal and Vice President of Home Solutions.  Under the O'Brien Agreement, if Mr. O'Brien is terminated without Cause (as defined in such agreement), his salary and benefits must be paid for six months following the date of termination, and, in addition, the non-compete provision in the O'Brien's Agreement, which would otherwise be effective until July 31, 2008, would become null and void.  Mr. O'Brien was granted 250 stock options on the date of his employment, at an exercise price of $2.00 per share, vesting over a 36-month period.

In December 2003, in connection with Mr. O'Brien's appointment to the positions of Senior Vice President, Chief Financial Officer, and Secretary of the Company, and the amendment of certain of the Fiber-Seal acquisition agreements (including the termination of a repurchase option by the former owner of Fiber-Seal), (i) the Company immediately vested a warrant to purchase 250 shares of Common Stock, held by the entity that had previously owned Fiber-Seal, which is controlled by Mr. O'Brien, (ii) Mr. O'Brien's salary was increased to $150 per year, and (iii) Mr. O'Brien was granted an additional 250 stock options at $2.00 per share, vesting over a 36-month period. In December 2004, the two stock option agreements granting an aggregate of 500 stock options to Mr. O'Brien were each amended to adjust the exercise price to $1.50 per share for the first 83 shares of Common Stock, $1.75 per share for the second 83 shares of Common Stock, and $2.00 per share for the final 84 shares of Common Stock purchasable under each of these stock options.  Also, both stock options would immediately vest if a change of control of the Company occurred, or if Mr. O'Brien was terminated without Cause, as defined in the O'Brien Agreement.  As of December 31, 2004, the Company owed a Company affiliated with Mr. O'Brien a promissory note for $260, including interest accrued at the prime rate (5.50% at December 31, 2004), in connection with the Company's purchase of Fiber-Seal.

Agreements with Dale W. Mars

            Upon the acquisition of the Southern Exposure Companies effective December 31, 2003, the Company entered into a three-year employment agreement with Dale W. Mars (the "Mars Agreement"), pursuant to which Mr. Mars has served as President of Southern Exposure Holdings, Inc. and each of the Southern Exposure Companies, as well as Vice President of Home Solutions.  Mr. Mars was granted 100 stock options on the date of his employment, at an exercise price of $2.00 per share, vesting in one-third increments based on certain aggregate revenue milestones for the Southern Exposure Companies ($13,000, $27,000, and $42,000, respectively).  Under the Mars Agreement, if Mr. Mars is terminated without Cause (as defined in such agreement), his salary and benefits must be paid for the greater of (i) the remaining term of the Mars Agreement, (ii) one year, or (iii) until a $4,500 note owed to Mr. Mars in connection with the acquisition of the Southern Exposure Companies (the "Mars Note") is paid in full (approximately $3,974 is owed by the Company under the Mars Note as of December 31, 2004).  In addition, if he is terminated without Cause prior to the Mars Note being repaid in full, or if the Mars Note is not repaid, the non-compete provision in the Mars Agreement, which would otherwise bee effective for five years following his last day of employment with the Company, would become null and void.   Also, Mr. Mars has personally guaranteed a note payable to financial institution, bearing interest at 5.375%, principal and interest payable in monthly installments of $15 through January 26, 2006, secured by a first lien position in the assets of SouthernStone Cabinets, Inc.  In January 2005, the Southern Exposure Companies entered into a lease with Mr. Mars for a warehouse facility under a non-cancelable lease. The lease is for one year through December 2005 for $10 per month.

            1998 Stock Option Plan.  Recipients of stock options under the Company's 1998 Stock Option Plan must exercise all vested options within three months from the date of termination of the optionee's employment or cessation of service to the Company (or one year for options granted to outside directors), or such options are forfeited.  Outstanding stock options under the 1998 Stock Option Plan automatically vest in the event of a "change of control" (as defined in the 1998 Stock Option Plan), which includes any person or group acquiring 20% of the outstanding Common Stock.

            2001 Stock Plan.  Under the Company's 2001 Stock Plan, Optionees have at least 30 days to exercise vested stock options following the cessation of service to the Company, and in the absence of a specified time in the individual option agreement, the period of time for exercising vested stock options will be three months following the optionee's cessation of services to the Company.  The Board may use its discretion in determining whether any outstanding stock options or stock purchase rights will vest on an accelerated basis following a "change of control" (as defined in the 2001 Stock Plan).  If an optionee's employment is terminated or his or her job duties are adversely changed within six months of such a change of control, however, all stock options held by such optionee would immediately vest on the date of termination.

VII.  OTHER MATTERS

Certain Transactions

The Company is involved in various related party transactions. These transactions are summarized as follows:

The section immediately set forth above describes certain employment and other agreements the Company has entered into with Frank J. Fradella, Rick J. O'Brien, and Dale W. Mars.

The Company has a note payable to an affiliate of Mr. Tyrrell L Garth, a stockholder who holds greater than 5% of the Company's outstanding Common Stock, for the purchase of the land and building for the Company's corporate headquarters.  The note is secured by a deed of trust, accrues interest at 12% per annum, payable monthly with an unpaid principal balance of $750 at December 31, 2004.  Interest expense on the note was $90 and $90 for the years ended December 31, 2004 and 2003, respectively.

On June 30, 2004, the Company borrowed $175 from Mr. Garth's affiliate for short term working capital needs. The note accrued interest at 12% with repayment required at the earliest of the funding of a preferred financing, the funding of an acquisition financing or September 30, 2004. The Company paid the note, loan fees and accrued interest in July 2004 for a total of $179.

               In March 2003, the Company borrowed $250 from Mr. Garth's affiliate.  In March of 2004, the Company paid $125 in principal and $21 in accrued and unpaid interest. In July 2004 the Company paid $125 in principal and $4 in accrued and unpaid interest.  The Company recorded $7 and $16 of interest expense related to the borrowings for the year ended December 31, 2004 and 2003, respectively.

Upon the appointment of Mark White, Michael Chadwick, and Kim Kimbrell to the Company's Board of Directors in early 2003, each new director received stock options to purchase 100 shares of Common Stock, at exercise prices of $1.65 - $1.75, vested over a three-year period.  In December, 2004, the Board approved extensions of the expiration dates of these three 100-share options to December 13, 2009.  Also in December 2004, Messrs.White, Chadwick, and Kimbrell were each granted additional stock options to purchase 150 shares of Common Stock, at an exercise price of $1.42, fully vested.

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Home Solutions' directors and executive officers, and persons who own more than 10% of a registered class of Home Solutions' equity securities, to file with the SEC reports of ownership and changes in ownership of Common Stock and other equity securities of Home Solutions. Such reporting persons are required to furnish the Company with copies of all Section 16(a) forms they file.

            Based on the Company's review of copies of such reports furnished to us, we believe that, during the 2004 fiscal year, all Section 16(a) filing requirements applicable to Home Solutions' executive officers, directors and greater than 10% beneficial owners were timely met.

Code of Ethics

            In 2004, the Company formally adopted a Code of Ethics for all of the Company's officers, employees, and members of the Board of Directors.

Expenses Relating to this Proxy Solicitation

            Home Solutions will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, Home Solutions officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. Home Solutions also expects to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Home Solutions stock and obtaining the proxies of those owners.

Stockholder Proposals for 2006 Annual Meeting

            To be considered for inclusion in next year's proxy materials, stockholder proposals to be presented at the Company's 2006 Annual Meeting must be in writing and received by the Company no later than December 31, 2005.

            The Board invites you to attend the Annual Meeting in person. If you are unable to do so, please sign, date and return the enclosed proxy promptly in the enclosed envelope, so that your shares will be represented at the meeting.

By Order of the Board of Directors

/s/ Rick J. O'Brien

Rick J. O'Brien Corporate Secretary

May 2, 2005

                                                                                                                                               PROXY

HOME SOLUTIONS OF AMERICA, INC.

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Frank J. Fradella and Rick J. O'Brien as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the shares of Common Stock of Home Solutions of America, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's headquarters at 5565 Red Bird Center Drive, Suite 150, Dallas, Texas, on Friday, June 17, 2005 at 9:00 a.m., local time, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, upon the matters noted below:

1.             Election of the Board's nominees for Directors.  Nominees:  Frank J. Fradella, Mark W. White, Michael S. Chadwick, and Willard W. Kimbrell.

                 [  ]        FOR all nominees listed above                           [  ]       WITHHOLD AUTHORITY
                             (except as marked to the contrary below)                       to vote for all nominees

INSTRUCTION:  To withhold authority to vote for any individual nominee listed above, write that nominee's name in the space provided below.

____________________________________________________________________________________

2.            Ratification of the issuance of shares of the Company's Common Stock in connection with the Company's Cornerstone Transactions (as defined in the 2005 Proxy Statement), to the extent that any issuance of such shares requires ratification under the rules of the American Stock Exchange;

                [  ]        FOR                         [  ]           AGAINST                   [  ]        ABSTAIN

3.            Approve an amendment to the Company's 2001 Stock Plan to increase the shares of Common Stock available for grant thereunder from 3,000,000 to 4,000,000 shares;

[  ]        FOR                      [  ]           AGAINST                   [  ]        ABSTAIN

4.            Approve an amendment to the Company's 1998 Stock Option Plan to increase the shares of Common Stock available for grant thereunder from 2,000,000 to 3,500,000 shares;

[  ]        FOR                        [  ]           AGAINST                   [  ]        ABSTAIN

5.             Ratification of the appointment of Corbin & Company, LLP as the Company's independent public accountants for 2005.

[  ]        FOR                         [  ]           AGAINST                   [  ]        ABSTAIN

6.            In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder.  If no direction is made, this proxy will be voted FOR all the above provisions.

<  See reverse side for Signature Line >

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING
THE ENCLOSED ENVELOPE.

Please sign exactly as name appears below and mail proxy to:

Home Solutions of America, Inc.
c/o Rick J. O'Brien, CFO and Secretary
5565 Red Bird Center Drive, Suite 150
Dallas, Texas 75237
(214) 623-8446

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer and indicate his or her title.  If a partnership, please sign in partnership name by authorized person.

THIS PROXY SHOULD ONLY BE COMPLETED BY STOCKHOLDERS WHOSE SHARES ARE REGISTERED IN THE STOCKHOLDER'S NAME.  DO NOT USE THIS PROXY IF YOUR SHARES ARE HELD IN STREET NAME--YOUR BROKER MUST VOTE ANY SHARES HELD IN STREET NAME (PLEASE CONTACT YOUR BROKER AND URGE YOUR BROKER TO DO SO).

____________________________________________
Printed Name of Stockholder

____________________________________________
Signature of Stockholder (or authorized
representative and title, if applicable)

____________________________________________
Signature if held jointly

Dated: ______________________, 2005

[ ] Please check this box if you are planning to attend the 2005 Annual Meeting of Stockholders in person.